Exhibit 99.1

NMT Medical Announces Second-Quarter 2008 Financial Results

BOSTON--(BUSINESS WIRE)--NMT Medical, Inc. (NASDAQ: NMTI), an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures, today announced financial results for the quarter and six months ended June 30, 2008.

Second-Quarter Results

Second-quarter 2008 total revenues were approximately $4.5 million compared with approximately $6.5 million for the quarter ended June 30, 2007. Revenues for the second quarter of 2007 included approximately $1.5 million of net royalty income. Under the terms of the sale of the vena cava filter product line to C.R. Bard, the net royalty payments relating to the Bard transaction are now reported as a general and administrative expense, which was approximately $300,000 for the second quarter of 2008.

Total worldwide cardiac septal repair implant sales for the second quarter of 2008 were approximately $4.5 million compared with approximately $4.9 million for the second quarter of 2007. Implant sales in North America for the second quarter of 2008 were approximately $2.9 million compared with approximately $3.7 million in the second quarter of 2007. European implant sales in the second quarter of 2008 were approximately $1.6 million compared with $1.2 million in the corresponding period of 2007.

For the second quarter of 2008, NMT reported a net loss of approximately $5.6 million, or $0.43 per share. This compares with a net loss of approximately $2.6 million, or $0.20 per share, for the corresponding period in 2007.

Comments on the Second Quarter

“Second quarter total revenues were below our expectations,” said President and Chief Executive Officer John E. Ahern. “In Europe we remain encouraged by the continued acceptance of our new bioabsorbable septal repair implant technology, BioSTAR®. Despite greater than 30% growth in European sales, we did not achieve our targeted level of revenue there due to several factors including increased competition and greater clinical trial activity for patent foramen ovale (PFO) devices and percutaneous valve repair. Both of these activities compete for limited cath-lab time and reduce elective PFO procedure revenues. We believe this will continue as a short-term challenge to expanding our revenue growth in Europe. In the United States, sales results were in line with our expectations.”

“While we had anticipated a faster increase of BioSTAR® sales in Europe, we are confident that we are gaining market share there,” Ahern continued. “We are currently competing for market share against over ten septal heart repair devices that are either commercially available or are in a clinical trial. None of those competing devices has the technology profile of BioSTAR®, which is designed to repair, replace or regenerate cardiac tissue; demonstrate no adverse behavior; and then bioabsorb as part of the healing process. As a result of positive feedback from physicians and patients since its launch in late 2007, more than 1,000 procedures have been successfully performed with BioSTAR®.”

“We remain focused on our primary long-term objective: to establish a sustainable leadership position in the potentially large emerging healthcare opportunity for cardiac septal repair,” Ahern said. “We intend to attain that objective with innovative technologies like BioSTAR® and by providing clinically relevant data. There are currently more than 700 peer-reviewed publications on the treatment of PFOs in certain patient subsets. However, no prospective, randomized, controlled trials have been completed that evaluate the risk-benefit of preventing recurrent stroke and transient ischemic attack (TIA) in patients with a PFO. Our strategy has been to be the first company in the space to provide the required clinical evidence through our pivotal PFO/stroke clinical trial, CLOSURE I. We continued to make steady enrollment progress in the CLOSURE I trial during the second quarter and, with approximately 25 patients left to enroll, we currently believe it will be completed soon. In addition, we are continuing to work with our statistical experts, investigators and the U.S. Food and Drug Administration to determine what modifications, if any, can be made to the timing of our data analysis. Currently, the trial requires a two year follow up period. An alternative plan is under evaluation that would possibly reduce the time required for analysis to less than two years.”

Executive Vice President and Chief Financial Officer Richard E. Davis said, “During the quarter, we continued to effectively manage our expenses. As a result, we continue to believe that we have sufficient cash on hand to complete our ongoing clinical trials and submit a pre-market approval (PMA) application in the U.S. for the stroke indication. At June 30, 2008, cash and marketable securities were approximately $25.3 million.”

Year-To-Date Results

Total revenues for the six months ended June 30, 2008 were approximately $9.3 million compared with approximately $13.3 million for the same period in 2007. Revenues for the six months ended June 30, 2008 included approximately $18,200 of net royalty income, compared with approximately $3.3 million of net royalty income for the corresponding period in 2007.

Total worldwide cardiac septal repair implant sales for the first six months of 2008 were approximately $9.3 million compared with approximately $10.0 million for the same period in 2007. Implant sales in North America for the first six months of 2008 were approximately $5.7 million compared with approximately $7.7 million for the first six months of 2007. European implant sales were approximately $3.6 million for the six-month period ended June 30, 2008, compared with approximately $2.3 million for the corresponding period in 2007.

The net loss for the six-month period ended June 30, 2008 was approximately $9.5 million, or $0.73 per share, compared with a net loss of approximately $3.0 million, or $0.23 per share, for the corresponding period in 2007.

Business Outlook

“Looking at the second half of 2008, we will remain focused on our two major near-term goals: establishing an even stronger presence for BioSTAR® in Europe and Canada and completing enrollment in CLOSURE I. NMT intends to be the first company to submit a PMA for the PFO/stroke/TIA indication in the U.S.,” said Ahern.

“Positive results from CLOSURE I would have a significant impact on the current clinical practice worldwide,” said Ahern. “The potential worldwide market for percutaneous PFO closure to prevent recurrent stroke and TIA is estimated to be up to $4 billion annually.”

Davis concluded, “We currently expect total revenue for the third quarter of 2008 to be approximately $4.8 to $5.2 million. For the full year, we are revising our total revenue guidance to approximately $19 to $20 million. The downward revision in our full year revenue guidance is related to the slower-than-expected ramp up of BioSTAR® sales in Europe. We will continue to invest in our ongoing clinical trials and development programs, as well as our sales and marketing strategies. As a result, we currently expect cash, cash equivalents and marketable securities at December 31, 2008 to be approximately $16 million.”

Conference Call Reminder

Management will conduct a conference call at 10:00 a.m. ET today to review the Company’s financial results, provide clinical study updates and discuss its outlook for the third quarter of 2008. Individuals who are interested in listening to the live webcast should log on to the “Investors” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (877) 407-5790 or (201) 689-8328. For interested individuals unable to join the live conference call, a replay will be available via webcast on the Company’s website.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT is currently investigating the potential connection between a common heart defect that allows a right to left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as embolic stroke, transient ischemic attacks (TIAs) and migraine headaches. A common right to left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 28,000 PFOs have been treated globally with NMT's minimally invasive, catheter-based implant technology.

Stroke is a leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA. The prevalence of migraines in the United States is about 10%. Of the 28 million migraine sufferers in America, those who experience aura and have a PFO may represent a three million patient subset.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, rate and amount of patient enrollment, clinical status, and outcome of the Company’s CLOSURE I trial, as well as its BioSTAR® and BioTREK™ programs, the Company’s financial and sales expectations (including the anticipated geographic break out of such sales), profitability expectations and cash position, expansion of the Company’s cardiovascular business and market opportunities, including stroke, TIAs and migraines and any other new applications for the Company’s technology or products, regulatory approvals for the Company’s products in the United States and abroad and the Company’s investment in product development – involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration and foreign regulatory agencies, as well as risk factors discussed under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, Quarterly Report on Form 10-Q for the period ended March 31, 2008, and subsequent filings with the U.S. Securities and Exchange Commission.

NMT Medical, Inc. and Subsidiaries
Consolidated Statements of Operations

	For The Three Months Ended		For The Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Revenues:
Product sales	$4,456,920	$4,922,265	$9,264,905	$10,037,768
Net royalty income	5,900	1,549,570	18,170	3,267,895
Total revenue	4,462,820	6,471,835	9,283,075	13,305,663

Operating expenses:
Cost of product sales	1,353,867	1,358,739	2,816,103	2,588,692
Research and development	3,769,167	4,091,456	6,744,296	6,605,954
General and administrative	2,427,616	1,886,356	4,883,241	3,899,516
Selling and marketing	2,724,405	2,304,740	4,888,530	4,351,430
Total operating expenses	10,275,055	9,641,291	19,332,170	17,445,592

Loss from operations	(5,812,235)	(3,169,456)	(10,049,095)	(4,139,929)

Other income (expense):
Currency transaction gain (loss)	8,760	(18,689)	69,830	30,716
Interest income	203,206	476,611	502,567	985,691
Total other income	211,966	457,922	572,397	1,016,407

Loss before income taxes	(5,600,269)	(2,711,534)	(9,476,698)	(3,123,522)

Income tax expense (benefit)	24,326	(75,500)	41,670	(151,000)

Net loss	$(5,624,595)	$(2,636,034)	$(9,518,368)	$(2,972,522)

Basic & diluted loss per common share:	$(0.43)	$(0.20)	$(0.73)	$(0.23)

Basic & diluted weighted average common shares outstanding:	13,007,547	12,916,357	12,990,844	12,894,762

NMT Medical, Inc. and Subsidiaries
Consolidated Balance Sheets

	At June 30,	At December 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$14,019,900	$6,984,383
Marketable securities	11,235,642	23,989,995
Accounts receivable, net	2,811,928	3,046,308
Inventories	2,495,787	2,071,534
Prepaid expenses and other current assets	1,228,089	3,407,084
Total current assets	31,791,346	39,499,304

Property and equipment, net	1,039,906	1,103,545

	$32,831,252	$40,602,849

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$3,607,375	$2,456,316
Accrued expenses	6,391,968	6,221,427
Total current liabilities	9,999,343	8,677,743

Long-term liabilities	338,512	352,185

Stockholders' equity:
Preferred stock, $.001 par value Authorized--3,000,000 shares Issued and outstanding--none	-	-
Common stock, $.001 par value Authorized--30,000,000 shares Issued and outstanding--13,047,767 and 13,012,142 shares in 2008 and 2007, respectively	13,048	13,012
Additional paid-in capital	52,101,274	51,645,489
Less treasury stock - 40,000 shares at cost	(119,600)	(119,600)
Accumulated other comprehensive (loss) income	(13,104)	3,873
Accumulated deficit	(29,488,221)	(19,969,853)
Total stockholders' equity	22,493,397	31,572,921

	$32,831,252	$40,602,849

CONTACT:
NMT Medical, Inc.
Richard E. Davis, 617-737-0930
Executive Vice President & Chief Financial Officer
red@nmtmedical.com